Exhibit 10.(w)

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement) is entered into as of March 25, 2014, by and between Thomas H. McCormick (hereinafter referred to as “Employee”), on the one hand, and the B.F. Saul Company and Saul Centers, Inc. (hereinafter collectively referred to as the “Company”), on the other hand, and the parties to this Agreement agree as follows:

1.
Employee will remain in his current positions at the Company through April 11, 2014, and he will be paid his current salary through that date. Notwithstanding the foregoing, Employee will serve in a consulting role with the Company through May 15, 2014.

2.
In full compromise, settlement and release of any and all potential claims Employee may have against the Company, its past and present affiliates, officers, directors, owners, partners, members, employees, agents, successors and assigns, and in consideration of each party’s promises in this Agreement,

(a)
Saul Centers, Inc. agrees that it will Pay Employee One Million, Seventy-Five Thousand Two Hundred and Fifty Dollars ($1,075,250), minus standard payroll tax deductions, in approximately equal installments on the Company’s regular payroll dates commencing on the first payroll date following the expiration of the revocation period in Paragraph 6, and for a two (2) year period thereafter (the “Severance Period”); and

(b)
Employee will continue to be eligible to participate in the Company’s health benefits plan during the Severance Period. Employee will not accrue vacation or other leave or benefit during the Severance Period. Employee agrees that he has no authority to act for the Company during the Severance Period and will perform no services for or on behalf of the Company during the Severance Period except as required by this Agreement.

Employee would not otherwise be entitled to the payments and benefits in this Paragraph 2, but for his promises in this Agreement. Notwithstanding anything herein, no payments or benefits will be made pursuant to this Paragraph until the expiration of the revocation period described in Paragraph 6 of this Agreement. Should Employee revoke or fail to timely execute this Agreement in accordance with Paragraph 6 of this Agreement, he will not be entitled to the payments and benefits set forth in this Agreement.

3.
Nothing in this Agreement shall be construed as an admission of liability by the Company, its past and present affiliates, officers, directors, owners, partners, members, employees or agents, and the Company specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its past and present affiliates, officers, directors, owners, partners, members, employees and agents.

4.
Employee represents that neither he, nor any representatives or agent, have filed any complaints or charges against the Company with any federal, state or local agency or court. In return for the good and valuable consideration set forth in this Agreement, specifically including but not limited to Paragraph 2 above, the Employee, as well as his heirs, representatives and agents, covenant not to sue, and fully and forever release and discharge the Company, its past and present affiliates (including, but not limited to, Chevy Chase Trust Company and ASB Capital Management LLC), directors, officers, partners, members, owners, employees and agents, as well as their respective successors and assigns (collectively, the “Releasees”) from any and all claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee’s employment with the Company and the termination of that employment, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended or any other claims arising under any federal, state or local statute, regulation, ordinance, common law, or any law whatsoever, or claims in contract, tort, or premised on any other legal theory. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver or release by any party of any rights or claims arising after the date such party executes this Agreement, or impair or preclude the parties’ rights to take action to enforce the terms of this Agreement.

5.
Employee agrees that he will assist with transition of his duties through April 11, 2014, including, but not limited to, submitting letters of resignation to the Boards of the B.F. Saul Company and its affiliates or related entities for all positions he holds, as a director, officer, trustee and/or employee.

6.
Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him. Employee represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by the Company to influence him to sign this Agreement except such statements as are expressly set forth herein, and that he has executed this Agreement voluntarily. Employee acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, that he may revoke the Agreement within seven (7) days following its execution, and that the Agreement shall not become effective or enforceable until the seven day revocation period has expired. Revocation can be made by delivery of a written notice of revocation to Ken Kovach, Senior Vice President, Human Resources, B.F. Saul Company, 7501 Wisconsin Avenue, Suite 1500E, Bethesda, MD 20814, by midnight on or before the seventh calendar day after Employee signs the Agreement.

7.
Employee agrees that he will not make, or cause to be made, any negative or disparaging statements (whether oral or written) about the Company, any Releasee or any of their respective partners, employees, members, officers or directors, or their operations, policies, and procedures, or participate voluntarily in any legal proceeding adverse to them. Nothing in this Agreement is intended to restrict Employee from testifying truthfully in any action or proceeding in which he has been subpoenaed to appear or ordered to produce documents, provided that Employee shall notify the Company within five (5) business days of his receipt of any such subpoena or order to produce documents relating to the Company or any of its current or former partners or employees, so that the Company may have an opportunity to contest same.

8.
Employee agrees that confidentiality is a material term of this Agreement and that he will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or the negotiations and communications leading to this Agreement with anyone other than: (i) his counsel or tax advisors, as necessary to seek their professional advice, or (ii) as required by compulsory legal process.

9.
Employee acknowledges that documents created or obtained by, or furnished to, Employee during the course of or in connection with his employment with the Company are the Company’s exclusive property. Employee further acknowledges that all confidential information regarding the Company’s business compiled, created or obtained by, or furnished to, Employee during the course of or in connection with his employment with the Company is the Company’s exclusive property. Employee warrants and represents that he has searched for and returned to the Company all property, records and materials (including all originals and copies whether in written or electronic form) belonging to the Company, including, but not limited to, all documents or confidential information Employee sent to any personal email account. Employee further warrants and represents that he has not given any such documents or confidential information, or copies thereof, to anyone else. Employee further agrees that he will not, directly or indirectly, use or disclose any Company confidential information.

10.
In the event of the breach by Employee of the undertakings or agreements set forth in this Agreement, the Company shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain Employee from violating such undertakings or agreements or to compel his to perform such undertakings or agreements. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company. In the event of material breach by Employee of any of his undertakings or promises in the Agreement, the Company shall have no obligation to pay Employee any amounts under Paragraph 2 of this Agreement (over one hundred dollars ($100)) and Employee shall return any amounts paid to Employee under Paragraph 2 subsequent to his signing of this Agreement.

11.
Employee agrees that he will cooperate with the Company in connection with any formal or informal claims, actions or proceedings related to matters within the scope of his employment at the Company and make himself available for consultation on such matters following reasonable notice and during normal business hours. Employer shall reimburse reasonable expenses incurred in connection with such cooperation.

12.
This Agreement in all respects shall be interpreted and entered into under the laws of the State of Maryland. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.
This Agreement shall be binding on the Company and Employee and upon their respective heirs, representatives, successors, and assigns, and shall run to the benefit of the Releasees and each of them to their respective heirs, representatives, successors and assigns.

14.	This Agreement represents the entire and exclusive agreement between the parties with respect to its subject matter and may only be amended by a writing signed by both parties.

15.
The Company and Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

14.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:    March 25, 2014                /s/ Thomas H. McCormick
Thomas H. McCormick

Dated:    March 25, 2014                /s/ B. Francis Saul II
B.F. Saul Company
By: B. Francis Saul II
Title: Chairman and Chief Executive Officer

Dated:    March 25, 2014                /s/ B. Francis Saul II
Saul Centers, Inc.
By: B. Francis Saul II
Title: Chairman and Chief Executive Officer